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[A.C. MOORE LOGO]                        General Office o Distribution Center
                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 768-4930 o FAX: (856) 753-4723

FOR:                                            FROM:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Joe Crivelli
(856) 768-4930                                  (610) 642-8253

FOR IMMEDIATE RELEASE

           JOSEPH F. CORADINO JOINS THE A.C. MOORE BOARD OF DIRECTORS

     Company Also Announces Michael J. Joyce appointed Chairman of the Board

BERLIN, NEW JERSEY, JUNE 12, 2006 - A.C. Moore Arts & Crafts, Inc. (NASDAQ:
ACMR) announced today that Joseph F. Coradino has joined its Board of Directors effective June 12, 2006. Mr. Coradino's appointment increases the number of independent directors to seven of the nine members of the Board.

Mr. Coradino is a member of the Board of Trustees and Office of the Chairman of Pennsylvania Real Estate Investment Trust (PREIT). Mr. Coradino has been with PREIT for 25 years and currently serves as President of PREIT Services and PREIT-Rubin, Inc., management affiliates of PREIT. In this capacity, Mr. Coradino directs the retail operations of PREIT. He provides leadership to more than 1,400 employees in 14 states who lease, manage, and market over 38 million square feet of enclosed regional malls, and power centers. He is responsible for executing PREIT's strategic mission of adding value to their shopping center portfolio through redevelopment, renovation and remerchandising.

Richard J. Bauer, the outgoing Chairman of the Nominating and Governance Committee of A.C. Moore's Board of Directors, said, "It is with pleasure that we welcome Joe Coradino to the Board of Directors. His extensive experience and understanding of the real estate industry will be invaluable to the Company as it continues to grow."

A.C. Moore also announced that Michael J. Joyce has been appointed non-executive Chairman of the Board of Directors. Mr. Joyce succeeds William Kaplan, who is retiring from his position as Chairman but will remain a member of A.C. Moore's Board and is the incoming Chairman of the Nominating and Corporate Governance Committee.

"Mike Joyce has done a tremendous job during his service as a director of A.C. Moore," said Mr. Kaplan, a co-founder of the Company and Chairman of the Board since its inception in 1984. "His hard work and contribution to the Company, especially as Chair of the Board's Search

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Committee for the new Chief Executive Officer, Rick Lepley, have been an essential part of our overall growth. I have the utmost confidence in his leadership abilities and am enthusiastic about the Company's future under the direction of Rick Lepley and Mike Joyce."

Mr. Joyce has been a director of the Company since June 2004. From 1975 through May 2004, Mr. Joyce was a partner in the public accounting firm of Deloitte and served as the New England Managing Partner from May 1995 until his retirement in May 2004.

"I am pleased to take on the role of Chairman, and am honored that the Board has appointed me to this position to follow Bill Kaplan," said Mr. Joyce. "A.C. Moore has achieved great success during Bill's tenure as Chairman and I hope Rick Lepley and I can match his strategic vision and the leadership skills of Bill Kaplan and Jack Parker that have served the Company so well during this time. I look forward to Bill's continued advice and presence as a member of the Board."

ABOUT A.C. MOORE

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 113 stores in the Eastern United States. For more information about the Company, visit its website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the costs associated with a change in senior management, the impact of the adoption of FAS 123R, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.